Exhibit (d) (3)

FARMERS NEW WORLD LIFE INSURANCE COMPANY
WAIVER OF DEDUCTION RIDER

Benefits	When We receive proof that the Insured is totally Disabled, as defined in the section entitled Disability Defined, We will waive the Monthly Deductions due during the Insured’s continued Disability.

Disability Defined	While the policy and this rider are in force, Disability means that, as a result of bodily injury or disease starting after the Issue Date of this rider and before the Insured reaches Attained Age 60, the Insured is totally Disabled so that the Insured:
1. is, and for a continuous period of at least 180 days has been, prevented from working in any occupation for which the Insured is reasonably qualified by education, training or experience; or
2. has suffered total and irrevocable loss of the sight of both eyes, or the loss of both hands, or both feet, or one hand and one foot.

Notice of Disability	We must receive written Notice of Disability at Our Home Office during the Insured’s continuing Disability and while the Insured is alive, unless it can be shown that notice was given as soon as reasonably possible.

General Terms	We will not waive Monthly Deductions until the claim for benefits under this rider is approved. If the claim is approved, We will credit the Contract Value with all Monthly Deductions that were deducted from the Contract Value since the start of the Disability. However, We will not waive Monthly Deductions retroactively for any Monthly Due Date that was more than 12 months before receipt of written Notice of Disability.

General Limits	During the period in which We are waiving Monthly Deductions under this rider, We will not accept or approve any request for:
1. an increase in Face Amount; or
2. a change in Death Benefit Option.

Exclusions from	We will not waive Monthly Deductions if Disability results from:
Coverage	1. intentional self-inflicted injury;
2. war or any act attributable to war, declared or undeclared, while the Insured is in the military, naval or air service of any country; or
3. participation in aviation, except as a passenger.

Termination of Disability	You must give proof of the Insured’s continuing Disability upon request, unless benefits are being paid under subparagraph 2 of the section entitled Disability Defined. We reserve the right to require that the Insured be examined by a physician acceptable to Us. If You do not furnish this proof within 91 days of Our request, benefits under this rider will end and We will notify You of the Monthly Deduction then due.

Risk Charge	The Risk Charge for this rider is part of the Monthly Deduction for the policy. The Risk Charge is:
1. the Monthly Waiver of Deduction Risk Rate, times
2. the Monthly Waiver of Deduction Table Rating Factor, if any, as shown on the Policy Specifications page; with the result then multiplied by
3. the Monthly Deduction for the policy, excluding the Risk Charge for this rider.
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2007-90 (VUL) DSW

The Monthly Waiver of Deduction Risk Rate is based on the Insured’s Attained Age. The Guaranteed Maximum Monthly Waiver of Deduction Risk Rates are shown in the following table. We may use Monthly Waiver of Deduction Risk Rates that are less than those shown in the table, but not greater.

GUARANTEED MAXIMUM MONTHLY
WAIVER OF DEDUCTION RISK RATES
Attained Age	Rate	Attained Age	Rate
30 and below	.06	51-55.15
31-40.07		56-59.20
41-45.08		60 and above	.00
46-50.10

Termination of Rider	This rider will end when:
1. the Insured Attains Age 60 and is not Disabled;
2. the Insured’s Disability Terminates, if the Insured is Disabled upon reaching Attained Age 60;
3. the policy ends; or
4. We receive Your signed request for termination of this rider.

Proceeds	Any proceeds paid under the policy will not be reduced by any Monthly Deductions waived under this rider.

Contract	This rider is subject to all the terms of the policy to which this rider is attached except as modified in this rider. Attached to and made a part of the policy effective as of the date of issue of this rider.
FARMERS NEW WORLD LIFE INSURANCE COMPANY

C. Paul Patsis	Brian F. Kreger
President	Secretary
43197